Exhibit 99

Marriott International, Inc. Corporate Headquarters	Marriott Drive Washington, D.C. 20058

NEWS

CONTACT:	Tom Marder
(301) 380-2553
thomas.marder@marriott.com

MARRIOTT INTERNATIONAL, INC. MODIFIES DEBT EXCHANGE OFFER FOR ITS 7% SERIES E NOTES DUE 2008 AND ITS 7-7/8% SERIES C NOTES DUE 2009

WASHINGTON, D.C. – Oct. 20, 2005 – Marriott International, Inc. (NYSE:MAR) today announced that it has modified its offers to exchange a new series of Senior Notes due November 10, 2015 (the “New Notes”) for up to $293,890,000 of its 7% Series E Notes due January 15, 2008 and up to $300,000,000 of its 7-7/8% Series C Notes due September 15, 2009 (collectively, the “Old Notes”) by amending the fixed spread related to the New Notes. The New Notes will now bear interest at a rate per annum equal to the sum of the bid-side yield on the 4.25% U.S. Treasury Security due August 15, 2015, and 1.18% (118 basis points), as determined at 2:00 p.m., New York City time, on Thursday, November 3, 2005, assuming no extension of the price determination date.

Other than the modification to the fixed spread for the New Notes, all other terms and conditions of the offers to exchange set forth in the Confidential Offering Memorandum dated October 11, 2005 remain unchanged. In particular, the expiration date of the offers remains 12:00 midnight, New York City time, on Monday, November 7, 2005. Further, the deadline for holders to tender old notes in order to qualify for the payment of the early participation payment on the settlement date continues to be 5:00 p.m., New York City time, Monday, October 24, 2005. Tenders of Old Notes may not be withdrawn after the early participation payment deadline.

Any holder who has previously tendered their Old Notes in the exchange offer will automatically receive the new pricing term described above and does not need to re-tender their Old Notes.

The offers to exchange are only being made to holders of Old Notes that have certified certain matters to the company, including their status as “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act of 1933. The New Notes have not been registered under the Securities Act or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

Exhibit 99

This press release does not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities. The exchange offers are being made only pursuant to an offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

Note: This press release contains “forward-looking statements” within the meaning of federal securities laws, including statements about the expiration date for the offers and the terms of the New Notes. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including the absence of adverse legal and market developments and the valid tender of at least $250 million aggregate principal amount of the Old Notes; which could result in the extension of, changes in, or termination of the tender offers, or the New Notes not being issued or being issued on different terms. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Exhibit 99